PRESS RELEASE

Contacts:

Home Diagnostics Ronald L. Rubin Chief Financial Officer (954) 332-2128 Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Home Diagnostics Reports Second Quarter 2007 Financial Results

FORT LAUDERDALE, Fla. – August 9, 2007 – Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, announced today financial results for the second quarter ended June 30, 2007.

Total revenue for the second quarter was $28.1 million, a decrease of 1.7% from $28.5 million in the second quarter of last year. Retail channel sales decreased 6.4% year-over-year reflecting the comparison with a particularly strong second quarter in 2006, which included a significant order from a large retail customer following an acquisition. Distribution channel sales decreased 12.5% reflecting tight inventory management by large customers. Mail service channel sales increased 12.4% driven by the continuation of orders from new mail service customers. International sales were up 62.7% due to new distribution agreements and strong product sales in Eastern Europe, Germany and Australia.

Gross profit for the second quarter of 2007 was $16.1 million, compared to $17.1 million in the second quarter of 2006. As a percentage of sales, gross margin decreased to 57.4% from 59.9% in the prior year. The decreased gross profit margin was primarily the result of a lower strip-to-meter ratio reflecting increased free meter placements to support new business and lower overall average selling prices due to a shift in revenue mix, partially offset by test strip manufacturing cost reductions.

Selling, general and administrative expenses were $11.6 million for the second quarter of 2007, compared with $11.1 million in the second quarter of 2006. The year-over-year increase reflects additional personnel to support the Company’s growth and costs associated with being a public company.

Research and development expenses were $2.3 million for the second quarter of 2007, compared with $1.9 million in the second quarter of 2006. The year-over-year increase reflects continued investment in new product development and material costs to validate new manufacturing equipment for the TRUEresult product, which the Company expects to launch in 2008.

Operating income for the second quarter of 2007 was $2.3 million, compared to operating income of $4.1 million for the second quarter of 2006. Operating margin for the second quarter of 2007 was 8.1%, compared to an operating margin of 14.3% for the second quarter 2006.

For the three-month period ended June 30, 2007, the Company reported net income of $1.8 million and diluted earnings per share of $0.09 based on weighted average shares outstanding of 19.8 million. Net income for the three-month period ended June 30, 2006 was $1.8 million or $0.11 per diluted share based on 15.9 million weighted average shares outstanding.

J. Richard Damron, Jr., President and Chief Executive Officer of Home Diagnostics said, “We are pleased with our retail, mail and international channels, where sales for the first half have exceeded our internal expectations. The results in our distribution channel were adversely impacted by tight inventory management at our large national wholesale customers. However, we remain confident that continued positive out sales trends in this channel will lead to year-over-year growth for the second half of 2007. The 62.7% increase in international sales reflects the successful reorganization of our business in Australia, our entry into Eastern Europe and the launch of the TrueTrack system in Germany. The mail service channel continues to benefit from new customer agreements and greater traction from our reorganized sales effort. Our retail channel, while enjoying robust out sales, was faced with challenging year-over-year revenue comparisons. We already have in place several major product promotions with our largest retail customers that we believe will offer a strong opportunity for continued success in that channel during the remainder of the year.”

Separately, the Company announced that its board of directors has approved a $5 million share repurchase program on which it expects to begin execution through open market purchases during the second half of 2007.

Guidance
Based on the second quarter 2007 results and the outlook for the remainder of 2007, the Company is adjusting its full year 2007 financial guidance. It now expects total revenue to be in the range of $120 to $123 million and earnings per diluted share to be in the range of $0.60 to $0.64. The guidance includes FAS 123R expense but does not include potential mark-to-market adjustments required for variable stock based compensation.

Conference Call
Management will hold a conference call on Thursday, August 9, 2007 at 9:00 a.m. EST to discuss the results. The dial-in numbers are 1-877-407-0784 for domestic callers and 1-201-689-8560 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.homediagnostics.com. After the live Web cast, the call will remain available on Home Diagnostics’ Web site, www.homediagnostics.com, through September 9, 2007. In addition, a telephonic replay of the call will be available until August 16, 2007. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 248669.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (Nasdaq: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TrueTrack Smart System®, Sidekick®, TRUEread™, TrackEASE Smart System® and Prestige Smart System® blood glucose monitoring systems. For more information please visit www.homediagnostics.com.

Forward-Looking Statements
The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

TrueTrack Smart System, Sidekick, TRUEread, TrackEASE Smart System, and Prestige Smart System are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended,		Six Months Ended,
	June 30,		June 30,
	2006	2007	2006	2007
Net sales	$28,548,725	$28,050,322	$55,701,454	$56,150,372
Cost of sales	11,439,786	11,951,257	22,465,137	23,155,594

Gross profit	17,108,939	16,099,065	33,236,317	32,994,778

Operating expenses
Selling, general and administrative (including stock-based compensation expense of $617,490 and $439,021 and $1,189,874 and $739,965 for the three and six months ended June 30, 2006 and 2007, respectively)	11,104,033	11,566,718	22,079,186	23,107,791
Research and development	1,926,085	2,257,017	3,746,848	4,269,187

Total operating expenses	13,030,118	13,823,735	25,826,034	27,376,978

Income from operations	4,078,821	2,275,330	7,410,283	5,617,800

Other (expense) income
Change in fair value of warrant put option	(584,440)	—	(1,275,451)	—
Interest (expense) income, net	(73,622)	425,275	(160,935)	770,281
Other, net	(41,411)	(69,091)	(100,981)	51,607

Total other (expense) income	(699,473)	356,184	(1,537,367)	821,888

Income before provision for income taxes	3,379,348	2,631,514	5,872,916	6,439,688
Provision for income taxes	1,585,595	792,237	2,684,510	2,125,098

Net income	$1,793,753	$1,839,277	$3,188,406	$4,314,590

Earnings per common share:
Basic	$0.13	$0.10	$0.23	$0.24

Diluted	$0.11	$0.09	$0.20	$0.22

Weighted average shares used in computing earnings per common share:
Basic	13,713,463	18,012,483	13,711,415	17,871,000

Diluted	15,902,531	19,815,186	15,813,216	19,773,857

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

	December 31,	June 30,
	2006	2007
Selected Balance Sheet Data:
Cash and cash equivalents	$26,487,163	$32,704,270
Working capital	42,400,903	45,831,068
Total assets	117,676,015	127,652,048
Total debt	—	—
Total stockholders’ equity	97,112,623	104,305,098

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2007	2006	2007

Cash Flow Data:
Cash Provided by Operating Activities	$6,059,811	$3,826,015	$3,589,954	$9,148,774
Cash Used in Investing Activities	(2,575,156)	(2,959,754)	(5,495,640)	(5,008,544)
Cash (Used in) Provided by Financing Activities	(3,621,571)	1,955,594	(1,443,059)	1,953,041

   Revenue by Channel:

	Three Months Ended June 30,
	2006		2007
Retail	$6,642,961	23.3%	$6,216,104	22.2%
Distribution	16,213,313	56.8%	14,183,831	50.6%
Mail Service	3,206,292	11.2%	3,604,279	12.8%
International	2,486,159	8.7%	4,046,108	14.4%

	$28,548,725	100.0%	$28,050,322	100.0%

	Six Months Ended June 30,

	2006		2007

Retail	$12,032,406	21.6%	$12,750,950	22.7%
Distribution	31,283,828	56.2%	29,066,773	51.8%
Mail Service	6,451,400	11.6%	7,352,413	13.1%
International	5,933,820	10.6%	6,980,236	12.4%

	$55,701,454	100.0%	$56,150,372	100.0%